Exhibit 10.01

Execution Version

LETTER OF CREDIT AGREEMENT

dated as of June 5, 2013

among

NUSTAR LOGISTICS, L.P.,

NUSTAR ENERGY L.P.,

The Lenders Party Hereto

and

THE BANK OF NOVA SCOTIA,

as Issuing Bank and Administrative Agent

i

SCHEDULES:

Schedule 2.01 - Commitments

Schedule 3.06 - Disclosed Matters

Schedule 3.12 - Subsidiaries

Schedule 6.01 - Existing Indebtedness

Schedule 6.07 - Affiliate Agreements

Schedule 6.08 - Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Opinion of the Borrower’s and the MLP’s Counsel

Exhibit C-1 — Form of Series 2008 Initial Letter of Credit

Exhibit C-2 — Form of Series 2011 Initial Letter of Credit

Exhibit D — Form of Subsidiary Guarantee Agreement

Exhibit E — U.S. Tax Certificate

LETTER OF CREDIT AGREEMENT dated as of June 5, 2013 is among NUSTAR LOGISTICS, L.P., a Delaware limited partnership, NUSTAR ENERGY L.P., a Delaware limited partnership, the LENDERS party hereto, and THE BANK OF NOVA SCOTIA, as Issuing Bank and Administrative Agent.

The parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01                             Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

Adjusted LIBO Rate means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for one month multiplied by (b) the Statutory Reserve Rate.

Administrative Agent means The Bank of Nova Scotia, in its capacity as administrative agent for the Lenders hereunder.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement means this Letter of Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

Alternate Base Rate means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Screen LIBO 01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

Applicable Percentage means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

Applicable Rate means, for any day with respect to any reimbursement obligation hereunder or the fees set forth in Section 2.03, the applicable rate per annum set forth below under the caption “ABR Spread”, “Participation Fee Rate” and “Fronting Fee Rate”, respectively, based on the Applicable Rating Level on such date:

APPLICABLE RATING LEVEL	ABR SPREAD (in basis points)	PARTICIPATION FEE RATE (in basis points)	FRONTING FEE RATE (in basis points)
Level I	25.00	125.00	25.00
Level II	50.00	150.00	25.00

For purposes of the foregoing, any change in the Applicable Rate will occur automatically without prior notice upon any change in the Applicable Rating Level.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  The Applicable Rate for any Letter of Credit issued under this Agreement other than the Initial Letters of Credit and for any Letter of Credit the stated expiration date of which is extended after the date of this Agreement in accordance with the terms hereof will be as agreed in writing between the Issuing Bank and the Borrower at the time such Letter of Credit is issued or such stated expiration date is extended.

Applicable Rating Level means, for any day, the level set forth below that corresponds to the ratings by S&P and Moody’s applicable on such date to the Index Debt (or, if no Index Debt is then outstanding and rated, the corporate debt ratings of the Borrower applicable on such date):

	S&P	MOODY’S
Level I	BB+ and higher	Ba1 and higher
Level II	BB and lower	Ba2 and lower

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt or a corporate debt rating of the Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating of Level II; (b) if the ratings for the Index Debt or the corporate debt rating of the Borrower, as applicable, established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rating Level shall be based on the higher of the two ratings unless one of the ratings is two or more notches lower than the other, in which case the Applicable Rating Level shall be determined by reference to the rating next below that of the higher of the two ratings; and (c) if the ratings for the Index Debt or the corporate debt rating of the Borrower, as applicable, established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Issuing Bank pursuant to Section 5.01(d) hereof or otherwise. Each change in the Applicable Rating Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change to the Applicable Rating Level. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations or corporations, as applicable, the Borrower and the Issuing Bank shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Asphalt Business Disposition shall be deemed to have occurred when all or substantially all of the asphalt assets and operations of the MLP and its Restricted Subsidiaries are owned by an unconsolidated joint venture.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

Beneficial Owner has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

Beneficiary means each Indenture Trustee.

Benefit Arrangement means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Bonds means the Series 2008 Bonds and the Series 2011 Bonds.

Borrower means NuStar Logistics, L.P., a Delaware limited partnership.

Borrower Obligations means the collective reference to all amounts owing by the Borrower and its Subsidiaries pursuant to this Agreement and the other Loan Documents, including, without limitation, the unpaid principal of and interest on the LC Disbursements and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the LC Disbursements and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Guaranteed Creditors, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

Business Day means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

Capital Lease Obligations of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Change in Control means any of the following events:

(a)                                 100% (and not less than 100%) of the issued and outstanding Equity Interest of the general partner(s) of the Borrower shall cease to be owned, directly or indirectly, or the Borrower shall cease to be Controlled, by the MLP; or

(b)                                 100% (and not less than 100%) of the limited partnership interests of the Borrower shall cease to be owned in the aggregate, directly or indirectly, by the MLP; or

(c)                                  the occurrence of any transaction that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becoming the Beneficial Owner, directly or indirectly, of more than 50% of the general partner interests in the MLP.

Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.05(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Commitment means, with respect to each Lender, the commitment of such Lender to acquire participations in each Letter of Credit, in an aggregate amount not to exceed the amounts set forth on Schedule 2.01. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is the original stated amount of the Initial Letters of Credit.

Consolidated Debt means, for any day, all Indebtedness of the MLP and its Restricted Subsidiaries (excluding (a) the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization and (b) the Excluded Go-Zone Bond Proceeds in an aggregate amount not to exceed $350,000,000 and the corresponding portion of any outstanding letters of credit providing credit support therefor), on a consolidated basis, as of such day.

Consolidated Debt Coverage Ratio means, for any day, the ratio of (a) Consolidated Debt as of the last day of the then most recent Rolling Period over (b) Consolidated EBITDA for such Rolling Period.

Consolidated EBITDA means, without duplication, as to the MLP and its Restricted Subsidiaries, on a consolidated basis for each Rolling Period, the amount equal to Consolidated Operating Income for such period (a) plus the following to the extent deducted from Consolidated Operating Income in such period: (i) depreciation and amortization; and (ii) other non-cash charges for such period (including any non-cash losses or negative adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives); (b) minus all non-cash income added to Consolidated Operating Income in such period (including any non-cash gains or positive adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives); (c) plus any Material Project EBITDA Adjustments for such period; (d) plus cash distributions received from joint ventures and Unrestricted Subsidiaries during such period, provided that the aggregate amount of all such cash distributions included pursuant to this clause (d) during any period shall not exceed 20% of the total actual Consolidated EBITDA of the MLP and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments, in respect of any acquisitions or dispositions as provided in this definition); and (e) plus any proceeds received from business interruption insurance provided that such proceeds are received during any Rolling Period with respect to an event or events that occurred during such Rolling Period; provided that Consolidated EBITDA shall be adjusted from time to time as necessary to give pro forma effect to permitted acquisitions or Investments (other than Joint Venture Interests) or sales of property by the MLP and its Restricted Subsidiaries (including any contributions of assets to joint ventures not otherwise prohibited hereby).

Consolidated Net Tangible Assets means, as of any date of determination, the aggregate amount of assets of the MLP and its Restricted Subsidiaries (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding current maturities of long term debt) and (b) all goodwill, trade names, trademarks, patents and other like intangibles, all as set forth on the consolidated balance sheet of the MLP and its Restricted Subsidiaries, and computed in accordance with GAAP, as of the last day of the most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b).

Consolidated Net Worth means, at any time, an amount equal to the consolidated partners’ equity of the MLP and its Restricted Subsidiaries.

Consolidated Operating Income means, as to the MLP and its Restricted Subsidiaries on a consolidated basis for each Rolling Period, the amount equal to gross margin minus operating expenses, general and administrative expenses, depreciation and amortization, and taxes other than income taxes, in each case for such period.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

Default means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Disclosed Matters means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

Dollars or $ refers to lawful money of the United States of America.

Effective Date means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

Environmental Laws means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equity Interest means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, and general or limited partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing. In addition, Equity Interest shall include, without limitation, with respect to the

Borrower, the limited partner interests of the Borrower and the General Partner Interests and, with respect to the MLP, the Units and the general partner interest of the MLP.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the MLP, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the MLP or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the MLP or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the MLP or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the MLP or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the MLP or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

Event of Default has the meaning assigned to such term in Article VII.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.

Excluded Go-Zone Bond Proceeds means, at any time, an amount equal to the net proceeds from the issuance of Go-Zone Bonds to the extent such proceeds are held at such time in one or more “Project Funds” (as such term is defined in the applicable Go-Zone Bond Indenture).

Excluded Taxes means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction described in clause (a), (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such

Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.06(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.06(a), and (d) any U.S. withholding Taxes imposed under FATCA.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

Federal Funds Effective Rate means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Financial Officer means with respect to any Person, the chief accounting officer, chief financial officer, treasurer or controller of such Person.

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

GAAP means generally accepted accounting principles in the United States of America.

General Partner means NuStar GP, Inc., a Delaware corporation.

General Partner Interest means all general partner interests in the Borrower.

Go-Zone Bond means any bond issued pursuant to a Go-Zone Bond Indenture.

Go-Zone Bond Indentures means, collectively: (a) the Series 2008 Indenture, (b) the Indenture of Trust dated as of July 1, 2010 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (c) the Indenture of Trust dated as of October 1, 2010 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (d) the Indenture of Trust dated as of December 1, 2010 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (e) the Series 2011 Indenture, and (f) any other indenture of trust on the same or substantially the same terms as those contained in the indentures described in the foregoing clauses (a) through (e), provided that the Go-Zone Bonds issued thereunder are for the purpose of financing the acquisition or construction of nonresidential real property to be located in the geographical limits of the Gulf Opportunity Zone as provided in the Gulf Opportunity Zone Act of 2005.

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantee of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guaranteed Creditors means the collective reference to the Administrative Agent, the Issuing Bank and the Lenders.

Guarantor means each of the MLP, NuStar Pipeline Operating Partnership L.P. and each Subsidiary and other Person that from time to time executes and delivers a Subsidiary Guaranty (or becomes a party thereto by executing and delivering a supplement thereto or otherwise), other than any such Person that is released from such Subsidiary Guaranty in accordance with the terms thereof.

Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Hybrid Equity Securities means, on any date (the “determination date”), any securities issued by the Borrower or a financing vehicle of the Borrower, other than common stock, that meet the following criteria: (a) the Borrower demonstrates that such securities receive at least 50% equity credit from at least two Nationally Recognized Statistical Rating Organizations (NRSROs), and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Borrower Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, and (l) all recourse and support obligations of such Person or any of its Subsidiaries with respect to the sale or discount of any of its accounts receivable. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Indemnified Taxes means Taxes other than Excluded Taxes.

Indemnitee is defined in Section 10.03(b).

Indenture Trustee means each of the Series 2008 Indenture Trustee and the Series 2011 Indenture Trustee.

Index Debt means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than the Guarantors or subject to any other credit enhancement.

Initial Letters of Credit means the Series 2008 Initial Letter of Credit and the Series 2011 Initial Letter of Credit.

Investment means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any Equity Interests in any other Person, (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business, (c) any Swap Agreement entered into by such Person other than Permitted Swap Agreements and (d) any direct or indirect purchase or other acquisition by such Person of all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person. In addition, any Letter of Credit issued hereunder, or any letter of credit issued under the Revolving Credit Agreement, on behalf of or for the benefit of any Joint Venture Interest or any Unrestricted Subsidiary shall constitute an “Investment” in such Joint

Venture Interest or such Unrestricted Subsidiary for the purposes hereof. The amount of any Investment described in clause (c) above shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

Issuing Bank means The Bank of Nova Scotia, in its capacity as the issuer of Letters of Credit under this Agreement, and its successors in such capacity.

Joint Venture Interest means an acquisition of or Investment in Equity Interests in another Person, held directly or indirectly by the MLP, that will not be a Subsidiary after giving effect to such acquisition or Investment.

LC Disbursement means a payment made by the Issuing Bank pursuant to any Letter of Credit issued by the Issuing Bank.

LC Exposure means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

Lenders means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

Lending Office means, with respect to any Lender, the Lending Office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its participations under Letters of Credit are to be made and maintained.

Letter of Credit means each Initial Letter of Credit and any other irrevocable standby letter of credit which may be issued by the Issuing Bank pursuant to this Agreement, as such Letter of Credit may be amended, supplemented, or otherwise modified and in effect from time to time pursuant to a written agreement of the Borrower and the Issuing Bank.

Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan Documents means this Agreement, the Subsidiary Guaranty, and each Letter of Credit, as each such agreement may be amended, supplemented or otherwise modified from time to time as permitted hereby, and any and all instruments, certificates, or other agreements delivered in connection with the foregoing.

Loan Party means the Borrower and each Guarantor.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the MLP and its Restricted Subsidiaries (including the Borrower) taken as a whole, (b) the ability of the MLP, the Borrower or any Guarantor to perform any of their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

Material Indebtedness means Indebtedness (other than the Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the MLP and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the MLP or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

Material Project means each new pipeline, storage facility, processing plant or other capital expansion project wholly owned by the MLP or its Restricted Subsidiaries, the construction of which commenced after November 30, 2010 and which has a budgeted capital cost exceeding $25,000,000.

Material Project EBITDA Adjustments means, with respect to each Material Project, (a) for any Rolling Period ending on or prior to the last day of the fiscal quarter during which the Material Project is completed, a percentage (based on the then-current completion percentage of the Material Project) of an amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project and designated in a certificate of a Responsible Officer of the Borrower as described in the next sentence of this definition (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other similar factors deemed appropriate by the Borrower) shall be added to actual Consolidated EBITDA for the MLP and its Restricted Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion); provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (b) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Material Project is completed, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Material Project is completed shall be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project for the period from and including the date of completion through and including the last day of the fiscal quarter during which the Material Project is completed). Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, such certificate, explanation and other information and documentation delivered by the Borrower shall be deemed in form and substance satisfactory to the Administrative Agent and the Required Lenders unless the Administrative Agent or the Required Lenders object thereto within 10 Business Days after receipt thereof, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the MLP and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions or dispositions as provided in the definition of Consolidated EBITDA).

Material Subsidiary means, with respect to the MLP, any Restricted Subsidiary that meets any of the following conditions: (i) the MLP’s and its other Restricted Subsidiaries’ equity in the income from continuing operations before interest expense and all income taxes of such Restricted Subsidiary exceeds 10% of such income of the MLP and its Restricted Subsidiaries consolidated for the most recently completed fiscal year or (ii) the MLP’s and its other Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Restricted Subsidiary exceeds 10% of the total assets of the MLP and its Restricted Subsidiaries consolidated as of the end of the most recently completed fiscal year.

Maturity Date means June 5, 2014.

MLP means NuStar Energy L.P., a Delaware limited partnership.

MLP Obligations means the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of the MLP which may arise under or in connection with any Loan Document to which the MLP is a party, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Guaranteed Creditor under any Loan Document).

Moody’s means Moody’s Investors Service, Inc. (or any successor rating organization).

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the MLP or any ERISA Affiliate makes or is obligated to make contributions.

Non-U.S. Lender means a Lender that is not a U.S. Person.

Note Indentures means collectively, the NuStar Logistics Indenture and the NPOP Indenture.

NPOP means NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership (formerly known as Kaneb Pipeline Operating Partnership, L.P.).

NPOP Indenture means that certain Indenture dated February 21, 2002, as amended and supplemented by the First Supplemental Indenture dated February 21, 2002, the Second Supplemental Indenture dated August 9, 2002, the Third Supplemental Indenture dated May 16, 2003, and the Fourth Supplemental Indenture, dated May 27, 2003, in each case, between NPOP and Wells Fargo Bank, National Association, as trustee (the “NPOP Trustee”), and as further amended and supplemented by the Fifth Supplemental Indenture dated July 1, 2005, by and among NPOP, the MLP, as affiliate guarantor, the Borrower, as affiliate guarantor, and the NPOP Trustee.

NPOP Notes means NPOP’s $250,000,000 5.875% Senior Unsecured Notes Due 2013, in each case issued under the NPOP Indenture.

NuStar Logistics Indenture means, collectively, (i) that certain Indenture dated as of July 15, 2002 among the MLP, the Borrower and Wells Fargo Bank, National Association (the “NuStar Logistics Trustee”), as amended and supplemented by a First Supplemental Indenture thereto dated as of July 15, 2002, a Second Supplemental Indenture thereto dated as of March 18, 2003, a Third Supplemental Indenture dated as of July 1, 2005, a Fourth Supplemental Indenture thereto dates as of April 4, 2008, a Fifth Supplemental Indenture thereto dated as of August 12, 2010, and a Sixth Supplemental Indenture thereto dated as of February 2, 2012, by and among the Borrower, the MLP as guarantor, NPOP, as affiliate guarantor and the NuStar Logistics Trustee, and (ii) that certain Indenture dated as of January 22, 2013 among the Borrower, the MLP and the NuStar Logistics Trustee, as amended and supplemented by the First Supplemental Indenture thereto dated as of January 22, 2013.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

Other Taxes means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

Partnership Agreement (Borrower) means the Second Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of April 16, 2001, among the General Partner and the MLP, as amended by the First Amendment thereto dated as of April 16, 2001, the Second Amendment thereto dated as of January 7, 2002 and the Reorganization Agreement dated as of May 30, 2002, as further amended, modified and supplemented from time to time in accordance herewith.

Partnership Agreement (MLP) means the Third Amended and Restated Agreement of Limited Partnership of the MLP dated as of March 18, 2003, as amended by Amendment No. 1 thereto dated as of March 11, 2004, Amendment No. 2 thereto dated as of July 1, 2005 and

Amendment No. 3 thereto dated as of April 10, 2008, as further amended, modified and supplemented from time to time in accordance herewith.

Patriot Act has the meaning assigned to such term in Section 10.15.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Permitted Encumbrances means:

(a)                                 Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)                                   easements, zoning restrictions, rights-of-way, minor irregularities in title, boundaries, or other survey defects, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the MLP or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the MLP or any Subsidiary; provided, that the term Permitted Encumbrances shall not include any Lien securing Indebtedness; and

(g)                                  Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the MLP or any Subsidiary upon lands over which easements or similar rights are acquired by the MLP or any Subsidiary in the ordinary course of business of the MLP or any Subsidiary.

Permitted Holder means NuStar GP Holdings, LLC, a Delaware limited liability company, or any successor to NuStar GP Holdings, LLC.

Permitted Investments means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term deposit rating of no lower than A2 or P2, as such rating is set forth by S&P or Moody’s, respectively;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  investments in short term debt obligations of an issuer rated at least BBB by S&P’s or Baa2 by Moody’s, and maturing within 30 days from the date of acquisition, in an aggregate amount not to exceed $50,000,000 at any time.

Permitted Swap Agreements has the meaning assigned to such term in Section 6.05.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the MLP or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledged Bonds means the Series 2008 Pledged Bonds and the Series 2011 Pledged Bonds.

Prime Rate means the rate of interest per annum publicly announced from time to time by The Bank of Nova Scotia as its prime rate in effect at its principal office in New York City.  Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Bank of Nova Scotia may make commercial loans and other loans at rates of interest at, above or below the Prime Rate.

Pro Forma Compliance means, for any day, that the MLP is in pro forma compliance with the Consolidated Debt Coverage Ratio covenant set forth in Section 6.11, as such ratio is recomputed using (a) Consolidated Debt as of the last day of the most recently ended fiscal quarter of the MLP for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) plus any additional Indebtedness incurred pursuant to Sections 6.01(a) and 6.01(g) since such last day over (b) Consolidated EBITDA for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b).  For the avoidance of doubt, for this purpose, Consolidated EBITDA shall be adjusted to give pro forma effect to permitted acquisitions or Investments (other than Joint Venture Interests) or sales of property by the MLP and its Restricted Subsidiaries.

Recipient means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

Register has the meaning set forth in Section 10.04.

Related Parties means, with respect to any specified Person, such Person’s Affiliates and the respective partners, trustees, administrators, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders means, at any time, Lenders having more than 50% of the Applicable Percentages.

Responsible Officer means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units) with respect to any Equity Interest of the MLP or any Subsidiary, or any payment (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the MLP or any option, warrant or other right to acquire any such Equity Interest of the MLP.

Restricted Subsidiary means any Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Borrower is a Restricted Subsidiary of the MLP, the Borrower may not be an Unrestricted Subsidiary and each Subsidiary that is a Guarantor must be a Restricted Subsidiary.

Revolving Agent means JPMorgan Chase Bank, N.A., as administrative agent under the Revolving Credit Agreement, and any successor duly appointed to act as administrative agent under the Revolving Credit Agreement.

Revolving Credit Agreement means that certain 5-Year Revolving Credit Agreement dated as of May 2, 2012 among the Borrower, the MLP, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, supplemented or restated.

Rolling Period means any period of four consecutive fiscal quarters.

S&P means Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies, Inc. (or any successor rating organization).

SEC means the Securities and Exchange Commission or any successor Governmental Authority.

Series 2008 Bond Documents means the Series 2008 Bonds, the Series 2008 Indenture, the Series 2008 Lease Agreement, the Series 2008 Official Statement, and the Series 2008 Remarketing Agreement.

Series 2008 Bonds means the Parish of St. James, State of Louisiana, Revenue Bonds (NuStar Logistics, L.P.) Series 2008 issued by the Parish of St. James, State of Louisiana, as issuer, pursuant to the Series 2008 Indenture.

Series 2008 Indenture means that certain Indenture of Trust dated as of June 1, 2008, between Parish of St. James, State of Louisiana, as issuer, and the Series 2008 Indenture Trustee, as trustee, as supplemented from time to time.

Series 2008 Indenture Trustee means U.S. Bank National Association, in its capacity as trustee under the Series 2008 Indenture, and any of its successors acting in such capacity.

Series 2008 Initial Letter of Credit means the initial irrevocable direct-pay standby letter of credit issued by the Issuing Bank pursuant to this Agreement in the original stated amount of $56,169,074.00, which is the sum of (a) the principal amount of the Series 2008 Bonds outstanding on the Effective Date, plus (b) interest thereon computed as set forth in the Series 2008 Initial Letter of Credit as the Cap Interest Rate (as defined in the Series 2008 Initial Letter of Credit) for a period of forty (40) days, as such Series 2008 Letter of Credit may be amended, supplemented, or otherwise modified and in effect from time to time pursuant to a written agreement of the Borrower and the Issuing Bank under this Agreement, in substantially in the form of Exhibit C-1.

Series 2008 Lease Agreement means that certain Lease Agreement dated as of June 1, 2008, between the Parish of St. James, State of Louisiana, and Borrower, as amended, supplemented or otherwise modified from time to time.

Series 2008 Official Statement means that certain Official Statement dated June 26, 2008 with respect to the Series 2008 Bonds, as supplemented from time to time.

Series 2008 Pledged Bonds means the Pledged Bonds, as such term is defined in the Series 2008 Indenture and shall include the Series 2008 Bonds described in Section 5.12 hereof.

Series 2008 Remarketing Agreement means that certain Remarketing Agreement dated as of June 1, 2008, between SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as remarketing agent, and Borrower, as amended, supplemented or otherwise modified from time to time.

Series 2011 Bond Documents means the Series 2011 Bonds, the Series 2011 Indenture, the Series 2011 Lease Agreement, the Series 2011 Official Statement, and the Series 2011 Remarketing Agreement.

Series 2011 Bonds means the Parish of St. James, State of Louisiana, Revenue Bonds (NuStar Logistics, L.P.) Series 2011 issued by the Parish of St. James, State of Louisiana, as issuer, pursuant to the Series 2011 Indenture.

Series 2011 Indenture means that certain Indenture of Trust dated as of August 1, 2011, between Parish of St. James, State of Louisiana, as issuer, and the Series 2011 Indenture Trustee, as trustee, as supplemented from time to time.

Series 2011 Indenture Trustee means U.S. Bank National Association, in its capacity as trustee under the Series 2011 Indenture, and any of its successors acting in such capacity.

Series 2011 Initial Letter of Credit means the initial irrevocable direct-pay standby letter of credit issued by the Issuing Bank pursuant to this Agreement in the original stated amount of $75,986,301.00, which is the sum of (a) the principal amount of the Series 2011 Bonds outstanding on the Effective Date, plus (b) interest thereon computed as set forth in the Series 2011 Initial Letter of Credit as the Cap Interest Rate (as defined in the Series 2011 Initial Letter of Credit) for a period of forty (40) days, as such Series 2011 Letter of Credit may be amended, supplemented, or otherwise modified and in effect from time to time pursuant to a written agreement of the Borrower and the Issuing Bank under this Agreement, in substantially in the form of Exhibit C-2.

Series 2011 Lease Agreement means that certain Lease Agreement dated as of August 1, 2011, between the Parish of St. James, State of Louisiana, and Borrower, as amended, supplemented or otherwise modified from time to time.

Series 2011 Official Statement means that certain Official Statement dated August 9, 2011 with respect to the Series 2011 Bonds, as supplemented from time to time.

Series 2011 Pledged Bonds means the Pledged Bonds, as such term is defined in the Series 2011 Indenture and shall include the Series 2011 Bonds described in Section 5.12 hereof.

Series 2011 Remarketing Agreement means that certain Remarketing Agreement dated as of August 1, 2011, between SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as remarketing agent, and Borrower, as amended, supplemented or otherwise modified from time to time.

Standard Ratio has the meaning given such term in Section 6.11.

Statutory Reserve Rate means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board.  The determination of the Adjusted LIBO Rate shall assume that reserve requirements are applicable, without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

subsidiary means, with respect to any Person (the parent) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Subsidiary means: (a) with respect to the MLP, any subsidiary of the MLP (including the Borrower) and (b) with respect to the Borrower, any subsidiary of the Borrower.

Subsidiary Guaranty means any guaranty executed and delivered pursuant to Section 5.11, including the Subsidiary Guaranty Agreement substantially in the form of Exhibit D, as from time to time amended, modified, or supplemented.

Swap Agreement means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the MLP or the Subsidiaries shall be a Swap Agreement.

Taxes means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

Total Capitalization means, at the date of any determination thereof, the sum of (a) all Indebtedness of the MLP and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP plus (b) Consolidated Net Worth.

Transactions means the execution, delivery and performance by the Borrower and the MLP of this Agreement, the issuance of Letters of Credit hereunder, and the execution, delivery and performance of the Subsidiary Guaranty.

UK Credit Agreement means the Amended and Restated Credit Agreement, dated as of July 1, 2005, between Kaneb Terminals Limited (formerly known as ST Services, Ltd.), the MLP, NuStar Pipeline Operating Partnership L.P. (formerly known as Kaneb Pipeline Operating Partnership, L.P.) and SunTrust Bank, as the same may from time to time be amended, restated, modified, supplemented, refinanced or replaced.

Units means the common units of limited partner interests in the MLP.

Unrestricted Subsidiary means any Subsidiary (other than the Borrower or any Guarantor) designated as such on Schedule 3.12 or which the Borrower has designated in writing to the Revolving Agent to be an Unrestricted Subsidiary pursuant to the Revolving Credit Agreement.

U.S. Person means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

U.S. Tax Certificate has the meaning assigned to such term in Section 2.06(f)(ii)(D)(2).

Wholly-Owned Subsidiary means, in respect of any Person, any subsidiary of such Person, all of the Equity Interests of which (other than director’s qualifying shares, as may be required by law) are owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term Wholly-Owned Subsidiary shall mean a Wholly-Owned Subsidiary of the MLP.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Withholding Agent means any Loan Party and the Administrative Agent.

Section 1.02                             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words include, includes and including shall be deemed to be followed by the phrase without limitation. The word will shall be construed to have the same meaning and effect as the word shall. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words herein, hereof and hereunder, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words asset and property shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03                             Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of MLP, the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II
Amount and Terms of each Letter of  Credit

Section 2.01                             Letters of Credit.

(a)                                 Issuance.

(i)                                     Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue the Initial Letters of Credit on the Effective Date.

(ii)                                  From time to time after the Effective Date, the Issuing Bank may agree in its sole discretion, subject to the terms and conditions set forth herein, to issue Letters of Credit in addition to the Initial Letters of Credit, so long as (A) such Letter of Credit is issued in Dollars, (B) after giving effect to such additional Letter of Credit, the LC Exposure would not exceed the aggregate Commitments, (C) each Lender has approved the issuance of such additional Letter of Credit in its sole discretion, (D) the Issuing Bank, the Administrative Agent and each Lender have approved the form of the requested Letter of Credit in all respects, and (E) the conditions precedent set forth in Section 4.03 have been satisfied.  As of the Effective Date, there is no commitment by the Issuing Bank to issue, and no commitment by any Lender to participate in, any Letters of Credit other than the Initial Letters of Credit.

(b)                                 Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Maturity Date.

(c)                                  Participations. By the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (d) of this Section, and (ii) any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of each Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of such Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)                                 Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent for the account of the Issuing Bank an amount in Dollars equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the LC Disbursement is made if the Borrower shall have received notice prior to 10:00 a.m., New York City time, on such day, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m. New York City time on the day of receipt. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e)                                  Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under any Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the applicable Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the applicable Letter of Credit.

(f)                                   Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under each Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(g)                                  Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the ABR Spread set forth in the definition of “Applicable Rate”; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, such unpaid amounts shall bear interest, for each day from and including the date of such LC Disbursement to but excluding the date that the Borrower reimburses such LC Disbursement at the rate set forth in Section 2.04(a).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(h)                                 Cash Collateralization.

(i)                                     If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, then the Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement (and, with respect to cash collateral for the Initial Letters of Credit, subject to provisions in the Code related to the investment of monies pledged as security for tax-exempt bonds). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time.

(ii)                                  If at any time the LC Exposure exceeds the aggregate Commitments, on the Business Day that the Borrower receives notice from the Administrative Agent or the Issuing Bank, then the Borrower shall immediately deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lender, an amount in cash equal to such excess.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time until such time as the LC Exposure does not exceed the aggregate Commitments.

Section 2.02                             Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

Section 2.03                             Fees.

(a)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each Letter of Credit, which shall accrue at the Participation Fee Rate set forth in the definition of “Applicable Rate” on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the Fronting Fee Rate set forth in the definition of “Applicable Rate” on the average daily amount of that portion of the LC Exposure attributable to the Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to the Issuing Bank, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of each Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the Effective Date; provided, that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last).

(b)                                 The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)                                  All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.04                             Default Interest; Computations of Interest.

(a)                                 Subject to Section 10.13, if any fee, reimbursement obligations, or other amount payable by the Borrower hereunder is not paid when due, at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Alternate Base Rate plus the ABR Spread set forth in the definition of “Applicable Rate”, which interest shall be payable on demand of the Issuing Bank.

(b)                                 All interest hereunder shall be computed on the basis of a year of 365 days (or 366 in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate shall be determined by the Issuing Bank in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.05                             Increased Costs.

(a)                                 If any Change in Law shall impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit, cost, expense or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or participations in any Letter of Credit held by, such Lender, or any Letter of Credit, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.06                             Taxes.

(a)                                 Withholding Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.   The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.06(d)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.06(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient or Beneficial Owner and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.06(e) shall be paid within 10 days after the Administrative Agent or the applicable Loan Party (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the applicable Loan Party (as applicable).  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.06(f)(ii)(A) through (E) below and Section 2.06(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.06(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)                                  Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)                               in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)                               in the case of a Non-U.S. Lender for whom payments under

this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)                               in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)                                in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)                                 any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)                               If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.06(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.06 (including additional amounts paid pursuant to this Section 2.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.06(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.06(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.06(g).shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)                                 Issuing Bank.  For purposes of Section 2.06(e) and (f), the term “Lender” includes any Issuing Bank and any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

Section 2.07                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.05, Section 2.06 or otherwise) on the date when due, in Dollars in immediately available funds, without set-off or counterclaim, to the account of the Administrative Agent as designated in writing from time to time by the Administrative Agent to the Borrower and Lenders for such purpose, prior to 12:00 noon, New York City time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.05, Section 2.06, and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person in like funds to the appropriate recipient, for the account of its applicable Lending Office, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any participations in LC Disbursements resulting in such

Lender receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01(c) or (d), or Section 2.07(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.08                             Reduction of Letter of Credit by Amendment.  The Initial Letters of Credit support payment of the Bonds.  If, from time to time, the Beneficiary and the Borrower desire to reduce the amount of an Initial Letter of Credit, the Borrower and the Beneficiary shall send a written notice to the Issuing Bank requesting that such Initial Letter of Credit be amended and specifying the amount by which the face amount of such Initial Letter of Credit shall be reduced and the date on which such amendment shall be effective.  Upon receipt of such written notice, the Issuing Bank shall amend such Initial Letter of Credit to reduce its face amount.  If the requested amendment reduces an Initial Letter of Credit to zero, such original Initial Letter of Credit shall be returned to the Issuing Bank and shall be canceled.

Section 2.09                             Mitigation Obligations; Replacement of Lenders (a) If any Lender requests compensation under Section 2.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.06, then such Lender shall use reasonable efforts to designate a different lending office for booking its Commitments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.05 or Section 2.06, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.06, or if any Lender defaults in its obligation to acquire participations hereunder, then the Borrower may, at its sole expense and effort (including the payment by the Borrower of the fee specified in Section 10.04(b)(ii)(C)), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.05 or payments required to be made pursuant to Section 2.06, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
Representations and Warranties

The MLP and the Borrower, in each case with respect to itself and its Restricted Subsidiaries, each represents and warrants to the Lenders that:

Section 3.01                             Organization; Powers. It and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02                             Authorization; Enforceability. The Transactions are within its and its Restricted Subsidiaries corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03                             Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of it or any of its subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument relating to Material Indebtedness binding upon it or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of it or any of its Subsidiaries.

Section 3.04                             Financial Condition; No Material Adverse Change. (a) It has heretofore furnished to the Lenders its most recent annual report on Form 10-K filed with the SEC, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which are contained in the consolidating footnote of the financial statements, all reported on by KPMG and certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the MLP and its consolidated subsidiaries, including the Borrower, as of such dates and for such periods in accordance with GAAP except for the lack of footnotes with respect to the Borrower.

(b)                                 Since December 31, 2012, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of it and its Restricted Subsidiaries, taken as a whole.

Section 3.05                             Properties. (a) It and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens except Permitted Encumbrances and Liens otherwise permitted or contemplated by this Agreement, except where the failure to have such title or leasehold interest could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 It and its Restricted Subsidiaries owns, or is licensed to use, or has made all required federal filings (and has not been notified of any contest) with respect to, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06                             Litigation and Environmental Matters (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of it, threatened against or affecting it or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither it nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                  Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07                             Compliance with Laws and Agreements. It and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08                             Investment Company Status. Neither it nor any of its Subsidiaries is an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

Section 3.09                             Taxes. It and its Subsidiaries has each timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it or such subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10                             ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.11                             Disclosure. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (but excluding in each case any information of a general economic or industry nature) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to information consisting of statements, estimates and projections regarding the future performance of the Borrower, the MLP and their subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been prepared in good faith based on assumptions believed to be reasonable both at the time of preparation and furnishing thereof, recognizing that there are (i) industry-wide risks normally associated with the types of business conducted by the MLP, the Borrower and their Subsidiaries and (ii) projections are necessarily based upon professional opinions, estimates and projections and that none of the MLP, the Borrower or any of their Subsidiaries warrants that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 3.12                             Subsidiaries. As of the date hereof, Schedule 3.12: (a) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary; (b) identifies each Subsidiary of the MLP as either a Restricted Subsidiary or Unrestricted Subsidiary, (c) identifies each Subsidiary of the MLP as a Wholly-Owned Subsidiary or a non-Wholly-Owned Subsidiary and (d) identifies each Subsidiary of the MLP that is a Material Subsidiary.

ARTICLE IV
Conditions

Section 4.01                             Effective Date. The obligations of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)                                 The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the MLP, and by the Lenders, the Issuing Bank and the Administrative Agent and (ii) the Subsidiary Guaranty, executed and delivered by a duly authorized officer of each Guarantor (other than the MLP) and satisfactory in form and substance to the Administrative Agent.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of (i) Andrews Kurth LLP, counsel for the Borrower and the MLP and (ii) Amy L. Perry, in-house counsel of the MLP, collectively providing the opinions set forth in Exhibit B, and each such opinion covering such other matters relating to the Borrower, the MLP, the General Partner, the Guarantors, this Agreement or the Transactions as the Lenders shall reasonably request. The Borrower hereby requests each such counsel to deliver its applicable opinion to the Administrative Agent, the Issuing Bank and the Lenders.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the General Partner, the MLP, the Guarantors, the authorization of the Transactions, and any other legal matters relating to the Borrower, the General Partner, the MLP, the Guarantors, the Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, Vice President or a Financial Officer of each of the Borrower and the MLP, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.

(e)                                  The Administrative Agent shall have received (i) copies of the Partnership Agreement (MLP), the Series 2008 Indenture, the Series 2011 Indenture and the Partnership Agreement (Borrower) and (ii) a certification by the Borrower that the Partnership Agreement (Borrower), the Series 2008 Indenture, the Series 2011 Indenture and the Partnership Agreement (MLP) are in full force and effect and have not been amended or modified except to the extent such amendments or modifications have been delivered to the Administrative Agent, which evidence may be in the form of a certificate of the President or a Vice President (or equivalent officer) of each of the Borrower and the MLP.

(f)                                   The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(g)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)                                 The Administrative Agent, the Issuing Bank and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the Patriot Act.

(i)                                     The Administrative Agent shall have received a copy of (i) the Certificate of U.S. Bank National Association, Atlanta, Georgia, as Trustee, dated as of June 26, 2008 delivered in connection with the closing of the Series 2008 Bonds, certifying, among other things, to the authentication of the Series 2008 Bonds and (ii) the Certificate of U.S. Bank National Association, Atlanta, Georgia, as Trustee dated as of August 9, 2011 delivered in connection with the closing of the Series 2011 Bonds, certifying, among other things, to the authentication of the Series 2011 Bonds.

(j)                                    The Administrative Agent, the Issuing Bank and the Lenders shall have received all information, approvals, documents or instruments as the Administrative Agent, the Issuing Bank, the Lenders or its counsel may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02                             Initial Letters of Credit. The obligation of the Issuing Bank to issue, amend, renew or extend any Initial Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower and the MLP set forth in this Agreement shall be true and correct on and as of the date of such issuance, amendment, renewal or extension of such Initial Letter of Credit, as applicable (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)                                 At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Initial Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the MLP or any Restricted Subsidiary may be a party.

Each issuance, amendment, renewal or extension of any Initial Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the MLP on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

Section 4.03                             Additional Letters of Credit. The obligation of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than the Initial Letters of Credit), is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower and the MLP set forth in this Agreement shall be true and correct on and as of the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)                                 At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  The Lenders shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Lenders, the Issuing Bank, or the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the MLP or any Restricted Subsidiary may be a party.

(d)                                 Each Lender shall have received credit approval, in its sole discretion, for the issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

ARTICLE V
Affirmative Covenants

Until the Commitments have expired or been terminated and each Letter of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the MLP and the Borrower each covenants and agrees with the Lenders that:

Section 5.01                             Financial Statements and Other Information. It will furnish to the Administrative Agent and each Lender:

(a)                                 no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the MLP, the MLP’s most recent annual report on Form 10-K, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which are contained in the consolidating footnote of the financial statements, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and certified by one of the MLP’s Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Borrower;

(b)                                 no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the MLP, the MLP’s most recent quarterly report on Form 10-Q, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which are contained in the consolidating footnote of the financial statements, all certified by one of the MLP’s Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Borrower;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of each of the Borrower and the MLP (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(e)                                  if, at any time, any of the consolidated Subsidiaries of the MLP are Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the MLP; and

(f)                                   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the MLP or any of their subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts such documents, or provides a link thereto on the MLP’s website on the Internet at www.nustarenergy.com; or (ii) on which such documents are posted on the MLP’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the MLP and the Borrower shall be required to provide electronic copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the MLP and the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02                             Notices of Material Events. The MLP and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the MLP, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of each of the Borrower and the MLP setting forth details as to such occurrence and action, if any, which the Borrower, the MLP or applicable ERISA Affiliate is required or proposes to take, but only to the extent that any occurrence described in the preceding clauses (i) through (vii) could reasonably be expected to result in a Material Adverse Effect;

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e)                                  any material amendment to the Partnership Agreement (MLP) or the Partnership Agreement (Borrower), together with a certified copy of such amendment;

(f)                                   any of the following events, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect:

(i)                                     the receipt by the MLP (or its general partner(s)), the Borrower or the General Partner of any notice of any claim with respect to any Environmental Liability;

(ii)                                  if the President or a Vice President (or equivalent officer) of the MLP or the Borrower, or the officer of the MLP or the Borrower primarily responsible for monitoring compliance by the MLP or the Borrower and its subsidiaries with Environmental Laws, shall obtain actual knowledge that there exists any Environmental Liability pending or threatened against the MLP, the Borrower or any of their Subsidiaries; or

(iii)                               any release, emission, discharge or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Liability with respect to the MLP, the Borrower or any of their Subsidiaries; and

(g)                                  Any substitution for or replacement of the Series 2008 Initial Letter of Credit by a Substitute Credit Facility (as defined in the Series 2008 Indenture) shall be effectuated by the Borrower in accordance with the applicable provisions of the Series 2008 Lease Agreement, the Series 2008 Indenture and the Series 2008 Initial Letter of Credit, and, without limitation to the foregoing, the Borrower shall provide to the Issuing Bank all notices required or contemplated to be given by the Borrower to the Issuing Bank under the terms of the Series 2008 Lease Agreement, the Series 2008 Indenture or the Series 2008 Initial Letter of Credit with respect to such replacement or substitution.

(h)           Any substitution for or replacement of the Series 2011 Initial Letter of Credit by a Substitute Credit Facility (as defined in the Series 2011 Indenture) shall be effectuated by the Borrower in accordance with the applicable provisions of the Series 2011 Lease Agreement, the Series 2011 Indenture and the Series 2011 Initial Letter of Credit, and, without limitation to the foregoing, the Borrower shall provide to the Issuing Bank all notices required or contemplated to be given by the Borrower to the Issuing Bank under the terms of the Series 2011 Lease Agreement, the Series 2011 Indenture or the Series 2011 Initial Letter of Credit with respect to such replacement or substitution.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or President or any Vice President (or equivalent officer) of each of the Borrower and the MLP setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03          Existence; Conduct of Business. It will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any transaction permitted under Section 6.03 (including any conversion into any other form of entity or continuation in another jurisdiction, but only to the extent otherwise expressly permitted thereunder).

Section 5.04          Payment of Obligations. It will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05          Maintenance of Properties; Insurance. It will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06          Books and Records; Inspection Rights. It will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07          Compliance with Laws. It will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and the terms and provisions of the Partnership Agreement (MLP), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08          Use of the Initial Letters of Credit. The Initial Letters of Credit shall be used only to support payment of the Bonds.

Section 5.09          Environmental Laws. It will, and will cause each of its Subsidiaries to:

(a)           comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.10          Unrestricted Subsidiaries.

(a)           It will cause the management, business and affairs of each of it and its Unrestricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting assets or properties of it and its respective Restricted Subsidiaries to be commingled (except pursuant to contractual arrangements that comply with Section 6.07)) so that each Unrestricted Subsidiary that is a corporation or other entity will be treated as a corporate or other entity separate and distinct from it and the Restricted Subsidiaries.

(b)          Except as permitted by Section 6.04(g), it will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(c)           It will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, it or any Restricted Subsidiary.

Section 5.11          Subsidiary Guaranty. It will cause each of its Subsidiaries that guarantees any public debt of the MLP or any Subsidiary of the MLP (including, without limitation, any debt issued pursuant to any Note Indenture), to guarantee the Borrower Obligations, by executing and delivering to the Administrative Agent, for the benefit of the Lenders, on or prior to the Effective Date with respect to any Subsidiary that guarantees any such public debt as of the Effective Date, and thereafter, within five (5) Business Days after any Subsidiary guarantees any such public debt, (a) a Subsidiary Guaranty (or a supplement thereto as may be requested by the Administrative Agent) and (b) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.  For the avoidance of doubt, if at any time any Subsidiary referenced above does not guarantee any obligations of the MLP or any of its Subsidiaries under any public debt instrument (including the Note Indentures) or any such Subsidiary is to be released from such guarantee of such public debt instrument immediately following such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall be released from the Subsidiary Guaranty in accordance with Section 6.15 of the Subsidiary Guaranty; provided that if such Subsidiary is not released from such guarantee of such public debt instrument within five (5) days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.

Section 5.12          Grant of Security Interest in Pledged Bonds.

(a)           Borrower hereby pledges to the Issuing Bank and the Administrative Agent for the benefit of the Lenders, and grants to the Issuing Bank and the Administrative Agent, a security interest in all of the Borrower’s right, title and interest in and to each Series 2008 Bond from time to time purchased with moneys described in Section 4.03(b) of the Series 2008 Indenture and each Series 2011 Bond from time to time purchased with moneys described in Section 4.03(b) of the Series 2011 Indenture (including any “security entitlement” (as defined in Article 8 of the Uniform Commercial Code as in effect in the State of New York) or beneficial interest in such Bonds), and all proceeds of the foregoing, to secure all amounts now or in the future owing by the Borrower to the Issuing Bank in respect of drawings under the Initial Letters of Credit now or hereafter honored by the Issuing Bank, and such Bonds shall constitute “Pledged Bonds” under the Series 2008 Indenture and the Series 2011 Indenture.

(b)           Upon (i) the remarketing of any Pledged Bonds, (i) the receipt by either Indenture Trustee of the proceeds of such remarketing, and (iii) the delivery by either Indenture Trustee to the Issuing Bank of a Reinstatement Certificate in the form of Annex L to an Initial Letter of Credit with respect to such remarketing, Pledged Bonds in an aggregate principal amount equal to the lesser of the following shall automatically be released from the foregoing pledge and security interest:  (x) the amount shown in paragraph 3 of such Reinstatement Certificate as representing principal being held in the Remarketing Account of the Bond Fund (as defined in the Series 2008 Indenture and the Series 2011 Indenture), and (y) the amount shown in paragraph 2 of such Reinstatement Certificate as representing principal of the “Original Purchase Price” (as defined in such Reinstatement Certificate).

(c)           At such time as the Borrower reimburses the Issuing Bank for the full amount of drawings under the Letter of Credit honored by the Issuing Bank to purchase Pledged Bonds, together with all accrued interest thereon payable in accordance with this Agreement, the Issuing Bank, at the cost and expense of the Borrower, shall provide such instructions to the applicable Indenture Trustee and take such steps as may be reasonably requested by the Borrower to cause such Pledged Bonds to the transferred to the Borrower, whether through registration by the applicable Indenture Trustee in the name of the Borrower or through the Book-Entry System; provided, however, notwithstanding any reimbursement by the Borrower to the Issuing Bank or any such transfer of such Bonds to the Borrower, such Bonds shall at all times remain Pledged Bonds until their release from the pledge and security interest hereunder in accordance with paragraph (b) above.  Borrower hereby irrevocably authorizes the Administrative Agent and the Issuing Bank at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) describe the Pledged Bonds as collateral and (ii) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code, for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Debtor is an organization, the type of organization and any organizational identification number issued to Debtor .

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and all fees payable hereunder have been paid in full and each Letter of Credit has expired or terminated and all LC Disbursements shall have been reimbursed, each of the MLP and the Borrower covenants and agrees with the Lenders that:

Section 6.01          Indebtedness. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created under this Agreement;

(b)           Indebtedness created under the Revolving Credit Agreement;

(c)           Indebtedness created under the UK Credit Agreement, the principal amount of which does not exceed £21,000,000 in the aggregate at any time;

(d)           Indebtedness of the MLP to any Restricted Subsidiary and of any Restricted Subsidiary to the MLP or any other Restricted Subsidiary;

(e)           Guarantees by the MLP of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the MLP or any other Restricted Subsidiary; and

(f)            Indebtedness consisting of the NPOP Notes, and any guarantees thereof, the principal amount of which does not exceed $250,000,000 in the aggregate;

(g)           Indebtedness of the type referred to in clause (k) of the definition of Indebtedness in an aggregate amount not to exceed $120,000,000 at any one time outstanding; and

(h)           other Indebtedness of the MLP and any Restricted Subsidiary; provided that, both before and after such Indebtedness is created, incurred or assumed, no Event of Default shall have occurred and be continuing under this Agreement, and the MLP shall be in Pro Forma Compliance.

Notwithstanding the foregoing or anything to the contrary contained herein, the MLP and the Borrower will not permit the aggregate principal amount of Indebtedness of all Restricted Subsidiaries (other than Indebtedness described on Schedule 6.01 and Indebtedness of the Borrower) at any time to exceed 10% of Consolidated Net Tangible Assets.

Section 6.02          Liens. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien existing on any property or asset prior to the acquisition thereof by the MLP or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the MLP or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(c)           Liens on fixed or capital assets acquired, constructed or improved by the MLP or any Restricted Subsidiary; provided, that (i) such security interests secures Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the MLP or any Restricted Subsidiary;

(d)           Liens securing Indebtedness permitted by Section 6.01(f);

(e)           other Liens securing Indebtedness in an amount that does not at any time exceed 10% of Consolidated Net Worth; and

(f)            extensions, renewals, modifications or replacements of any of the Liens and other matters referred to in clauses (a) through (e) of this Section, provided, that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Indebtedness, no extension or renewal Lien shall (i) secure more than the amount of the Indebtedness or other obligations secured by the Lien being so extended or renewed or (ii) extend to any property or assets not subject to the Lien being so extended or renewed.

Section 6.03          Fundamental Changes. (a) It will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (it being understood that substantially all of its assets shall mean more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole), or all or substantially all of the stock (it being understood that substantially all of the stock shall mean stock representing ownership interests in more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole) of any of its Restricted Subsidiaries (in each case whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity or the Borrower may merge into or consolidate with another Person so long as (A) the surviving entity or purchaser, if other than the Borrower, assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower hereunder and under any other documents entered into in connection with each Letter of Credit and (B) each such assumption is expressly evidenced by an agreement executed and delivered to the Lenders in a form reasonably satisfactory to the Administrative Agent, (ii) any Restricted Subsidiary (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (other than the Borrower), (iii) any Restricted Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of all or any portion of its assets to the Borrower or to another Restricted Subsidiary and (iv) any Restricted Subsidiary (other than the Borrower) may liquidate, dissolve or be transferred, sold or otherwise disposed of if the MLP determines in good faith that such liquidation, dissolution, transfer, sale or disposition is in the best interests of the MLP and is not materially disadvantageous to the Lenders (but the foregoing is subject to the restrictions and limitations on the sale, transfer, lease or other disposition of all or substantially all of such Restricted Subsidiary’s assets, or all or substantially all of the stock of any of its Restricted Subsidiaries as described above); provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(a)           It will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by it and its Restricted Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Section 6.04          Investments, Loans, Advances, Guarantees and Acquisitions. It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Investment in or Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           Investments by the MLP and any Restricted Subsidiary in the Equity Interests of any Restricted Subsidiary;

(c)           loans or advances made by the MLP to any Restricted Subsidiary and made by any Restricted Subsidiary to the MLP or any other Restricted Subsidiary;

(d)           Guarantees constituting Indebtedness permitted by Section 6.01;

(e)           the Borrower’s interest in ST Linden Terminal, LLC and Aves Depoculuk Ve Antrepoculuk Hizmetleri A.S.;

(f)            the purchase or other acquisition by the MLP or a Restricted Subsidiary of the assets of another Person constituting all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person, or the purchase or other acquisition by the MLP or a Restricted Subsidiary of all or substantially all of the Equity Interests in any Person, that immediately upon the consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement); provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance;

(g)           Investments in Joint Venture Interests and Unrestricted Subsidiaries; provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance;

(h)           Investments in Swap Agreements other than Permitted Swap Agreements; provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance; provided, further that the aggregate amount of Investments made pursuant to this clause (h) shall not exceed $100,000,000 in the aggregate at any time; and

(i)            Guarantees of obligations not constituting Indebtedness of Restricted Subsidiaries.

Section 6.05          Swap Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, (b) other Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which it or any of its subsidiaries is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes (the Swap Agreements in clauses (a) and (b), collectively the “Permitted Swap Agreements”) or (c) Swap Agreements other than Permitted Swap Agreements to the extent permitted by Section 6.04(h).

Section 6.06          Restricted Payments. It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary may declare and pay Restricted Payments to its parent and (b) as long as no Default has occurred and is continuing or would result therefrom, the MLP may make Restricted Payments in accordance with the terms of the Partnership Agreement (MLP).

Section 6.07          Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among it and its Wholly-Owned Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) pursuant to the agreements listed on Schedule 6.07, which agreements are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties and (e) sales or discounts of any of its accounts receivables in connection with any accounts receivables securitization or financing, but only to the extent the same is otherwise permitted hereunder.

Section 6.08          Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the MLP or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or by the UK Credit Agreement, (ii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any Hybrid Equity Securities that by their terms are expressly subordinated in right of payment to any MLP Obligations during any period in which the issuer thereof has elected to defer interest thereon in accordance with the terms of such Hybrid Equity Securities, provided that in no event shall any such agreement or arrangement prohibit or restrict or impose any condition upon the ability of (A) any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests directly owned by the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries, (B) any Restricted Subsidiary to make or repay loans or advances to the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries or (C) the Borrower or any Guarantor from making any payments of principal, interest or other amounts owing hereunder or under any other Loan Document (including the MLP Obligations), or under the Revolving Credit Agreement, or guaranteeing any of the MLP Obligations, (iii) the foregoing shall not apply to restrictions and conditions (x) existing on the date of this Agreement identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition so as to cause such restriction or condition to be more restrictive than the restriction or condition in existence on the date of this Agreement) or (y) arising or agreed to after the date of this Agreement; provided that such restrictions or conditions are not more restrictive than the restrictions and conditions existing on the date of this Agreement, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.09          Limitation on Modifications of Series 2008 Bond Documents, Series 2011 Bond Documents and Other Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, (a) amend, modify or change, or consent to any amendment, modification or change to, any of the terms of, the Partnership Agreement (MLP), except to the extent the same could not reasonably be expected to have a Material Adverse Effect, or (b) amend or modify, or consent to any amendment of or modification to, any Series 2008 Bond Document or Series 2011 Bond Document without the prior written consent of the Issuing Bank and the Required Lenders.

Section 6.10          Designation and Conversion of Restricted and Unrestricted Subsidiaries;  Debt of Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary on Schedule 3.12 as of the date hereof or thereafter designated pursuant to the terms of the Revolving Credit Agreement, assuming compliance with Section 6.10(b) of the Revolving Credit Agreement, any Person that becomes a Subsidiary of the MLP or any Restricted Subsidiary shall be classified as a Restricted Subsidiary.

(b)           The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the terms of Section 6.10(c) of the Revolving Credit Agreement.

(c)           Notwithstanding the foregoing or anything to the contrary contained herein, for the purposes of this Agreement the Borrower and each Guarantor is a Restricted Subsidiary of the MLP and may not be an Unrestricted Subsidiary.

(d)           The Borrower shall notify the Administrative Agent in writing promptly upon any Subsidiary becoming a Material Subsidiary.  The Borrower shall provide copies to the Administrative Agent of all notices it provides to the Revolving Agent under Section 6.10 of the Revolving Credit Agreement.

Section 6.11          Financial Condition Covenant. The MLP will not permit as of the last day of any fiscal quarter (each a “Calculation Date”) its Consolidated Debt Coverage Ratio to be in excess of 5.00 to 1.00 (the “Standard Ratio”) for any Rolling Period; provided that (a) for the Rolling Period ending on June 30 of each year, the Consolidated Debt Coverage Ratio may exceed the Standard Ratio so long as (i) the Consolidated Debt Coverage Ratio does not exceed 5.50 to 1.00 for such Rolling Period and (ii) the Asphalt Business Disposition has not occurred;  and (b) if at any time the MLP or any of its Restricted Subsidiaries has consummated one or more acquisitions within the two most recently completed fiscal quarters prior to such Calculation Date for which the MLP or any of its Restricted Subsidiaries has paid aggregate net consideration of at least $50,000,000, then, for the two Rolling Periods the last day of which immediately follow the date on which such acquisition is consummated, the numerator of the maximum Consolidated Debt Coverage Ratio otherwise permitted above shall be increased by 0.5; thereafter, compliance shall be determined by reverting back to the Standard Ratio; provided further that, notwithstanding the foregoing, or anything to the contrary contained in this Section

6.11, in no event shall the MLP permit at any time its Consolidated Debt Coverage Ratio to exceed 5.50 to 1.00 for any Rolling Period.

ARTICLE VII
Events of Default

From (and including) the Effective Date, if any of the following events (Events of Default) shall occur:

(a)           the Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower, the MLP or any of their Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the MLP or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (c), or (e), Section 5.03 (with respect to the MLP’s or the Borrower’s existence), Section 5.08, Section 5.11 or in Article VI;

(e)           the MLP, the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the MLP or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness; or a default shall occur in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material

Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 and that are not covered by insurance shall be rendered against the MLP, any Restricted Subsidiary, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the MLP or any Restricted Subsidiary to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            the MLP or any Subsidiary shall incur an Environmental Liability or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect;

(m)         the MLP shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (X) those incidental to its ownership of the limited partner interests in the Borrower or of Equity Interests in other Wholly-Owned Subsidiaries and (Y) the incurrence and maintenance of Indebtedness or (ii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents), other than (A) the limited partner interests in the Borrower, (B) ownership interests of a Subsidiary, (C) ownership interests in other subsidiaries not Subsidiaries of the Borrower, (D) cash received in connection with dividends made by the Borrower in accordance with Section 6.06(b) pending application to the holders of the Units and the General Partner Interest,

(E) cash received in connection with the incurrence of Indebtedness and (F) cash received in connection with dividends made by other subsidiaries;

(n)           this Agreement or the Subsidiary Guaranty after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof (or as waived by the Lenders in accordance with Section 10.02), ceases to be valid, binding and enforceable in accordance with its terms against the Borrower, the MLP or a Guarantor party thereto or shall be repudiated by any of them, or the Borrower, the MLP or any Guarantor shall so state in writing;

(o)           a Change in Control shall occur; or

(p)           any “Event of Default” under or as defined in the Revolving Credit Agreement shall occur and be continuing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) require the Borrower to deposit cash collateral with the Administrative Agent in accordance with Section 2.01(h), and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the Borrower shall be required to deposit cash collateral with the Administrative Agent in accordance with Section 2.01(h) without the requirement of notice from the Administrative Agent or the Required Lenders.

ARTICLE VIII
MLP Guarantee

Section 8.01          MLP Guarantee.

(a)           The MLP, to the maximum extent permitted by applicable law, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Guaranteed Creditors and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless each Guaranteed Creditor from, and agrees to pay to such Guaranteed Creditor, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Guaranteed Creditor in enforcing any of its rights under the guarantee contained in this Section 8.01. The MLP agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, to the maximum extent permitted by applicable law, such Borrower Obligations shall nevertheless be due and payable by the MLP for the purposes of this guarantee at the time such Borrower Obligations would by payable by the Borrower under the provisions of this Agreement. Notwithstanding the foregoing, any enforcement of this guarantee with respect to the rights of any Guaranteed Creditor shall be accomplished by the Administrative Agent acting on behalf of such Guaranteed Creditor. The guarantee contained in this Section 8.01 is a guarantee of payment and not collection, and the liability of the MLP is primary and not secondary. Anything to the contrary notwithstanding, the maximum liability of the MLP under the guarantee provided for in this Article VIII shall in no event exceed the amount which can be guaranteed by the MLP under applicable federal and state laws relating to insolvency of debtors (after giving effect to any right of contribution provided for herein or in any other Loan Document).

(b)           The MLP agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to the MLP. The guarantee contained in this Section 8.01 is a continuing guarantee and shall remain in full force and effect until all the Borrower Obligations and the obligations of the MLP under the guarantee contained in this Section 8.01 shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Borrower Obligations.

(c)           No payment made by the Borrower, the MLP, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from the Borrower, the MLP, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the MLP hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or MLP in respect of the Borrower Obligations or any payment received or collected from the Borrower or MLP in respect of the Borrower Obligations), remain liable for the Borrower Obligations until, subject to Section 8.05, the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the Commitments are terminated.

Section 8.02          Subrogation. The MLP shall be subrogated to all the rights of any Guaranteed Creditor against the Borrower in respect of any amounts paid by the MLP pursuant to the provisions of the guarantee contained in Section 8.01; provided, however, that the MLP shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of the Borrower Obligations, nor shall the MLP seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by the MLP hereunder, until all of the Borrower Obligations and the Guarantees thereof shall have been indefeasibly paid in full in cash or discharged. A director, officer, employee or stockholder, as such, of the MLP shall not have any liability for any obligations of the MLP under the guarantee contained in Section 8.01 or any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.03          Amendments, etc. with respect to the Borrower Obligations. The MLP shall remain obligated hereunder notwithstanding that, without any reservation of rights against the MLP and without notice to or further assent by the MLP, any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Creditor, and any Loan Document and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Except as required by applicable law, no Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in Section 8.01 or any property subject thereto.

Section 8.04          Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, the MLP hereby (a) waives diligence, presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Borrower or the MLP, and all demands and notices whatsoever, (b) acknowledges that any agreement, instrument or document evidencing the MLP Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the MLP Obligations without notice to them and (c) covenants that the MLP Obligations will not be discharged except by complete performance thereof. The MLP further agrees that to the fullest extent permitted by applicable law, if at any time all or any part of any payment theretofore applied by any Person to any of the MLP Obligations is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the MLP, such MLP Obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the MLP Obligations shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

To the fullest extent permitted by applicable law, the obligations of the MLP under this guarantee shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Borrower or the MLP contained in any of the Borrower Obligations or this Agreement, (ii) any impairment, modification, release or limitation of the liability of the Borrower, the MLP or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Borrower or the MLP of any rights or remedies under any of the Borrower Obligations or this Agreement or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of the Borrower Obligations, including all or any part of the rights of the Borrower or the MLP under this Agreement, (v) the extension of the time for payment by the Borrower or the MLP of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of the Borrower Obligations or this Agreement or of the time for performance by the Borrower or the MLP of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Borrower or the MLP set forth in this Agreement, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Borrower or any of the MLP or any of their respective assets, or the disaffirmance of any of the Borrower Obligations, or this Agreement in any such proceeding, (viii) the release or discharge of the Borrower or the MLP from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of the Borrower Obligations or this Agreement, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Borrower or the MLP or any other person or entity liable on the obligations guaranteed hereby, (xi) the existence of any collateral or other guaranty, or any exchange, release or non-perfection of any collateral or other guaranty, or (xii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or the MLP.

Section 8.05          Reinstatement. To the maximum extent permitted by applicable law, the guarantee contained in Section 8.01 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the MLP, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the MLP or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 8.06          Payments. The MLP hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in the relevant currency at the Administrative Agent’s payment office at the address provided in Section 10.01 of this Agreement.

ARTICLE IX
The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender and a commercial bank with an office in New York, New York and having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X
Miscellaneous

Section 10.01       Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower or the MLP, to it at 19003 IH-10 West, San Antonio, Texas 78257, Attention of Executive Vice President, Chief Financial Officer and Treasurer (Telecopy No. (210) 918-5055);

(ii)           if to the Administrative Agent or to the Issuing Bank, to The Bank of Nova Scotia c/o Scotiabank-Global Wholesale Services, 720 King Street West, 2nd Floor, Toronto, Ontario, Canada M5V 2T3, Attention: Rachelle Duncan (Fax No. 212-225-5709/416-866-5991; Telephone: 416-649-4049; Email: Rachelle_Duncan@scotiacapital.com), with copies to The Bank of Nova Scotia, 711 Louisiana St., Suite 1400, Houston, Texas 77002, Attention:  Christina Nenahlo (Fax No: 832-426-6039; Telephone: 713-759-3437) and Joe Lattanzi (Fax No: 832-640-9738; Telephone: 713-759-3435), and

(iii)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Section 10.02       Waivers; Amendments  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  Upon the occurrence of any Event of Default, the Administrative Agent or the Issuing Bank may pursue any of their respective rights and remedies under any Loan Document, any Series 2008 Bond Document or any Series 2011 Bond Document, as well as any other remedies available at law or in equity.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of any Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor the Subsidiary Guaranty nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower, the MLP and the Required Lenders or by the Borrower, the MLP and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the amount of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the amount of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.07(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 4.01, Article VIII or release the MLP from its obligations hereunder or release any other Guarantor from a Subsidiary Guaranty (except as expressly set forth in the Subsidiary Guaranty) without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.  No later than three Business Days after the effectiveness of any amendment, consent or waiver under or in connection with the Revolving Credit Agreement, the Administrative Agent, the Issuing Bank and the Lenders shall enter into a substantially similar instrument with the Borrower and the MLP to the extent the provisions in the Revolving Credit Agreement which have been amended, consented to, or waived, are contained in this Agreement.  In addition, if the Borrower, the MLP or any of its Affiliates grants any lien, security interest, other pledge of collateral guaranty, or other credit support to the lenders under the Revolving Credit Agreement, the Borrower, the MLP or such Affiliate shall grant substantially the same security interest, lien, other pledge of collateral guaranty, or other credit support to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, on substantially the same basis.

Section 10.03       Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of each Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any Loan Document, including its rights under this Section, or in connection with any Letter of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Letter of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an Indemnitee) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) each Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under any Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e)           All amounts due under this Section shall be payable not later than 5 Business Days after written demand therefor.

Section 10.04       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), except that (i) neither the MLP nor the Borrower may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the MLP or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the MLP, the Borrower, their respective Subsidiaries or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                               the Administrative Agent in its sole discretion; and

(C)                               the Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment of any Class, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.06 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the amount of the LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the Register). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this

Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.05 or Section 2.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.07(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.05 or Section 2.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.06(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interests) of which Participant’s interest in the loans are after obligations under the Loan Documents (the “Participant Register”).  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice, provided, that the applicable Lender shall have no obligation to share such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such loan, commitment, letter of credit or other obligations is in required form to establish that such loan, commitment, letter of credit or other obligation is in required form under Section 5f.103-1(c) of the Treasury regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Participant for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent shall have no responsibility to maintain a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05                      Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of each Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of

Section 2.05, Section 2.06 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of each Letter of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other required parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07                      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08                      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or the MLP against any of and all the obligations of the Borrower or the MLP now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09                      Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 The Borrower and the MLP each hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  The Borrower and the MLP each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10                      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11                      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12                      Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and self regulatory authority, rating agency, cusip bureau of credit insurer instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13                      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable under this Agreement, together with all fees, charges and other amounts which are treated as interest under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the applicable Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and other interest and Charges payable to such Lender shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14                      Limitation of Liability. Neither the General Partner nor the general partner(s) of the MLP shall be liable for (a) the obligations of the Borrower under this Agreement or (b) the obligations of the MLP under this Agreement, including in each case, without limitation, by reason of any payment obligation imposed by governing state partnership statutes and any provision of the applicable limited partnership agreement of the Borrower or the MLP that requires such General Partner or general partner(s), as the case may be, to restore a capital account deficit.

Section 10.15                      USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUSTAR LOGISTICS, L.P.

By:	NuStar GP, Inc., its General Partner

By:	/s/ Steven A. Blank

Steven A. Blank

Executive Vice President and Chief

Financial Officer

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

By: NuStar GP, LLC, its General Partner

By:	/s/ Steven A. Blank

Name:	Steven A. Blank

Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NOVA SCOTIA,

As Issuing Bank, Administrative Agent and a Lender

By:	/s/ J. Frazell

Name:	J. Frazell

Title:	Director

SCHEDULE 2.01

Commitments

Lender	Commitment

The Bank of Nova Scotia	U.S.$	132,155,375.00

Total:	U.S.$	132,155,375.00